PRESS RELEASE

Contact: Laura Hansen, Ph.D., Senior Director, Corporate Communications

Phone: 650-474-8206 E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Announces Target Enrollment of 620 Patients Achieved in Pivotal Phase 3 Trial of TH-302 in Advanced Soft Tissue Sarcoma

─ $12.5 Million USD Milestone to be Paid by Merck KGaA ─

SOUTH SAN FRANCISCO, CA – December 30, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today announced that the target enrollment of 620 patients with advanced soft tissue sarcoma has been achieved in the company’s pivotal Phase 3 trial of TH-302, its investigational hypoxia-targeted drug. The enrollment achievement triggers a milestone payment of $12.5 million USD from Merck KGaA, Darmstadt, Germany. Threshold has a global license and co-development agreement with Merck for TH-302, which includes an option for Threshold to co-commercialize in the U.S.

“We are pleased to achieve this enrollment milestone in this pivotal trial of TH-302 for the treatment of patients with advanced soft tissue sarcoma,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We hope that TH-302 will ultimately be shown to be both safe and efficacious in this patient population for which there is an urgent unmet medical need.”

Threshold is conducting this international, randomized, pivotal Phase 3 trial in partnership with the Sarcoma Alliance for Research through Collaboration (SARC). The trial is enrolling patients with metastatic or locally advanced unresectable soft tissue sarcoma and is designed to evaluate the efficacy and safety of TH-302 in combination with doxorubicin, compared to doxorubicin alone.

Though Threshold will remain blinded to the data from its ongoing Phase 3 trial, an Independent Data Monitoring Committee (IDMC), which monitors patient safety on an ongoing basis, will conduct an interim efficacy and safety analysis after 235 deaths are reported. The timing of the interim analysis, which is event-based and therefore dependent on the length of survival of patients, is currently projected to be conducted in mid-2014. The interim efficacy analysis is designed to allow for the early termination of the study based on achieving a pre-specified improvement in overall survival and the recommendation of the IDMC. If the IDMC recommends that the study continue as planned, Threshold will remain blinded to the data until the company conducts the primary analysis of overall survival after 434 deaths are reported. Unless the IDMC recommends that the study end early, top-line results of the primary efficacy analysis are currently projected to be reported in the first half of 2015.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissues of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. An estimated 36,000 new cases of soft tissue sarcomas will be diagnosed in 2013 in the U.S. and Europe.

PRESS RELEASE

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential results of the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, including a potential interim analysis, and potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to enroll or complete anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, whether the Phase 3 trial data is sufficient to support regulatory approval to market TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 4, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors”. We undertake no duty to update any forward-looking statement made in this news release.